Exhibit (10.2)

ECOLAB INC. (the "Company")
NON-STATUTORY STOCK OPTION AGREEMENT

ARTICLE 1.GRANT OF OPTION

The Company has adopted the Ecolab Inc. 2023 Stock Incentive Plan (the "Plan") to grant non-statutory stock options to employees, consultants, advisors and independent contractors of the Company and its Subsidiaries. The Company hereby grants to you (the "Optionee") on the date set forth in your grant notice (the "Date of Grant") a non-statutory stock option (the "Option") to purchase the number of shares set forth in the Optionee's grant notice (the "Option Shares") of the Company's common stock, $1.00 par value (the "Common Stock"). The Option and Option Shares are subject to the terms, conditions, restrictions and risk of forfeiture set forth in this agreement (the "Agreement") and in the Plan. The Option is not intended to be an "incentive stock option" as that term is used in Section 422 of the Code.

ARTICLE 2.OPTION EXERCISE PRICE

The per share price to be paid by Optionee in the event of an exercise of the Option is set forth in the Optionee's grant notice.

ARTICLE 3.DURATION OF OPTION AND TIME OF EXERCISE
3.1Period of Exercisability. Subject to Section 3.2 below, the Option will become exercisable, on a cumulative basis, on each anniversary of the Date of Grant as to the percentage of the Option Shares (excluding any fractional portion less than one share) according to the schedule specified in the Optionee's grant notice, provided the Optionee remains in the continuous employ of or service with the Company or any Subsidiary. This Option will expire and will no longer be exercisable as to any unexercised Option Shares at 5:00 p.m. (St. Paul, Minnesota time) on the earliest of:
(a)the tenth anniversary of the Date of Grant ("Expiration Date");
(b)upon termination of the Optionee's employment by or service to the Company and all Subsidiaries upon a determination by the Committee that Cause exists;
(c)upon the expiration of any applicable period specified in Section 3.2 below during which the Option may be exercised after a termination of the Optionee's employment by or service to the Company and all Subsidiaries; or
(d)the date, if any, fixed for termination of this Option pursuant to Section 14.2(c) of the Plan.
3.2Termination of Employment or Other Service. The effect of the termination of the Optionee's employment by or service to the Company and all Subsidiaries prior to the Expiration Date will be as provided below and subject to Section 12.2 of the Plan which provides that in the event that the Optionee is determined to have committed any action which would constitute Cause, all rights of the Optionee under the Plan shall terminate and be forfeited without notice of any kind:
(a)Termination of Employment Due to Death or Disability. In the event an Optionee’s employment by or service to the Company and all Subsidiaries is terminated by reason of death or Disability, all outstanding Options then held by the Optionee will become immediately exercisable in full and will remain exercisable for a period of five years after such termination (but in no event after the Expiration Date).

(b)Termination of Employment Due to Retirement. In the event an Optionee’s employment by or service to the Company and all Subsidiaries is terminated by reason of Retirement, all outstanding Options then held by the Optionee that have been outstanding for at least six months from the Date of Grant will become immediately exercisable in full and will remain exercisable for a period of five years after such termination (but in no event after the Expiration Date), and any Options then held by the Optionee that have not been outstanding for at least six months will terminate and be forfeited.
(c)Termination of Employment for Reasons Other than Death, Disability or Retirement. In the event an Optionee’s employment by or service to the Company and all Subsidiaries is terminated for any reason other than death, Disability, Retirement,  or other than a termination following a Change in Control (that is addressed in Section 3.3 below), or an Optionee is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Optionee continues in the employ or service of the Company or another Subsidiary),  all outstanding Options then held by the Optionee will, to the extent exercisable as of such termination, remain exercisable for a period of three months after such termination (but in no event after the Expiration Date), and will, to the extent not exercisable as of such termination, terminate and be forfeited.
3.3Change in Control. If a Change in Control occurs prior to the Expiration Date, the effect on this Option shall be as provided in Section 14.2 of the Plan, such that if within two years after the Change in Control an Optionee experiences an involuntary termination of employment or other service for reasons other than Cause, or terminates his or her employment or other service for Good Reason, as specifically defined in Exhibit A of this Agreement, then all outstanding Options then held by the Optionee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with the terms of this Agreement.
ARTICLE 4.MANNER OF OPTION EXERCISE
4.1Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by giving written or electronic notice of exercise (in person, by mail, by facsimile or by electronic transmission) to the Company at its principal executive office in St. Paul, Minnesota (Attention: Sr. Vice President-Human Resources), or through the procedures established with any Company-appointed third-party administrator. Such notice will be in a form satisfactory to the Committee, will identify the Option, will specify the number of Option Shares with respect to which the Option is being exercised, and will be signed (Including, if applicable, by electronic signature as provided in Section 12.7 of this Agreement) by the person or persons so exercising the Option. Such notice will be accompanied by payment in full of the total purchase price of the Option Shares purchased. If the Option is being exercised, as provided by the Plan, by any person or persons other than the Optionee, the notice will be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee certificated or uncertificated ("book entry") shares. If the Option is being exercised by tender of a Broker Exercise Notice, the Company will deliver such shares directly to the Optionee's broker or dealer or their nominee.

4.2Payment. At the time of exercise of this Option, the Optionee will pay the total purchase price of the Option Shares to be purchased solely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion, may allow such payment to be made, in whole or in part, (i) by tender of a Broker Exercise Notice, (ii) by delivery to the Company (either actually or by attestation as to ownership) of Previously Acquired Shares that are acceptable to the Committee, (iii) by a "net exercise" as described in Section 6.4(b) of the Plan, or (iv) by a combination of such methods. If the Optionee is permitted to pay the purchase price of Option Shares to be purchased in whole or in part by delivery of Previously Acquired Shares or by a net exercise, the value of such shares delivered to or retained by the Company will be equal to their Fair Market Value on the date of exercise of this Option.
4.3Automatic Exercise. Notwithstanding anything to the contrary in the Agreement or the Plan, the exercisable portion of the Option that remains outstanding on the last business day prior to the Expiration Date (the “Automatic Exercise Date”) shall be deemed to have been exercised by the Optionee, without any further action or notice by the Company or the Optionee, at such time if: (i) the Optionee remains in the continuous employ of or service with the Company or any Subsidiary. on the Automatic Exercise Date; and (ii) the Fair Market Value of an Option Share on the Automatic Exercise Date exceeds the purchase price of the Option Share. The exercise of the Option pursuant to this Section 4.3 shall be effected by a "net exercise" as described in Section 6.4(b) of the Plan.  Notwithstanding the foregoing, there is no guarantee that an automatic exercise pursuant to this Section 4.3 will be effected on the Optionee’s behalf and neither the Company nor any other party will bear any responsibility or liability if such an automatic exercise is not effected and instead the Option expires unexercised. Accordingly, the Optionee shall bear sole responsibility for ensuring that the Optionee exercises the Option prior to the Expiration Date.
ARTICLE 5.NONTRANSFERABILITY

Neither this Option nor the Option Shares acquired upon exercise may be transferred by the Optionee, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law or otherwise, except as provided in the Plan. Any attempt to transfer or encumber this Option or the Option Shares other than in accordance with this Agreement and the Plan will be null and void and will void this Option.

ARTICLE 6.EMPLOYMENT OR OTHER SERVICE

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Optionee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Optionee in any particular position, at any particular rate of compensation or for any particular period of time.

ARTICLE 7.WITHHOLDING TAXES

By accepting this Award, the Optionee (i) acknowledges his or her obligation to make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding or employment-related taxes that may be due as a result of the grant or exercise of this Option, (ii) authorizes the Company (or any Subsidiary) to withhold from payroll or other amounts payable to the Optionee any sums required to satisfy such tax obligations, and (iii) otherwise agrees to satisfy such obligations in accordance with the provisions of Section 13 of the Plan. If the Optionee desires to satisfy some or all of such tax obligations by delivering (actually or through attestation of ownership) Previously Acquired

Shares or by having the Company retain a portion of the Shares otherwise issuable upon exercise of the Option, the Optionee must make such a request which shall be subject to approval by the Company. For purposes of satisfying the Optionee's withholding and employment-related tax obligations, Previously Acquired Shares or Shares retained by the Company will be valued at their Fair Market Value on the date of exercise of the Option. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding and employment-related tax obligations.

ARTICLE 8.ADJUSTMENTS

The number and kind of securities subject to this Option and the exercise price of this Option will be subject to adjustment under the circumstances and to the extent specified in Section 4.3 of the Plan.

ARTICLE 9.AUTHORIZATION TO RELEASE AND TRANSFER NECESSARY PERSONAL INFORMATION

The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee's personal data by and among, as applicable, the Company for the exclusive purpose of implementing, administering and managing the Optionee's participation in the Plan. The Optionee understands that the Company may hold certain personal information about the Optionee, including, but not limited to, the Optionee's name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Options and/or shares of Common Stock held and the details of all Options or any other entitlement to shares of Common Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Optionee's participation in the Plan (the "Data"). The Optionee understands that the Data may be transferred to the Company or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee's country or elsewhere, and that any recipient's country (e.g., the United States) may have different data privacy laws and protections than the Optionee's country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative or the Company's stock plan administrator. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee's participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Options under the Plan or with whom shares of Common Stock acquired pursuant to the exercise of the Options or cash from the sale of such shares may be deposited. Furthermore, the Optionee acknowledges and understands that the transfer of the Data to the Company or to any third parties is necessary for the Optionee's participation in the Plan. The Optionee understands that the Optionee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Optionee's local human resources representative or the Company's stock plan administrator in writing. The Optionee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Option, and the Optionee's ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative or the Company's stock plan administrator.

ARTICLE 10.SUBJECT TO PLAN
10.1Terms of Plan Prevail. The Option has been and the Option Shares granted and issued pursuant to this Agreement will be granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail. References in this Agreement to specific Sections of the Plan refer to those Sections of the Plan as in effect on the Date of Grant.

10.2Definitions. Unless otherwise defined in this Agreement, the terms capitalized in this Agreement have the same meanings as given to such terms in the Plan, as in effect on the Date of Grant.
ARTICLE 11.RIGHTS AS A STOCKHOLDER

Neither the Optionee nor any other person entitled to exercise the Option will have any rights as a stockholder with respect to any of the Option Shares until the Option has been exercised in accordance with this Agreement and the Optionee or such other person becomes the holder of record of the resulting shares of Common Stock as provided in Section 4.1 above.

ARTICLE 12.MISCELLANEOUS
12.1Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.
12.2Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of laws provisions. Any legal proceedings related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.
12.3Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.
12.4Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.
12.5Captions. The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not to be deemed to limit or otherwise affect any of the provisions of this Agreement.
12.6Counterparts. For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together to constitute the same agreement.
12.7Electronic Delivery and Execution. The Optionee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Incentive Award made or offered under the Plan. The Optionee understands that, unless revoked by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Optionee also understands that the Optionee will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Optionee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that the Optionee's electronic signature is the same as, and will have the same force and effect as, the Optionee's manual signature. The Optionee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

12.8Address for Notice. All notices to the Company shall be in writing and sent to the Company's General Counsel at the Company's corporate headquarters. Notices to the Optionee shall be addressed to the Optionee at the address as from time to time reflected in the Company's or Subsidiary's employment records as the Optionee's address.
12.9Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
12.10Appendix. Notwithstanding any provision of this Agreement to the contrary, this Option and the shares of Common Stock acquired under the Plan upon its exercise shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for the Optionee's country of residence.

Exhibit A

The following provision will be applicable instead of the definition set forth in Section 2.13 of the Plan:

2.13 “Good Reason” means, unless otherwise set forth in an agreement between the Company and the Participant, without the express written consent of the affected Participant, any of the following events involving the Company or Subsidiary that employs or receives services from the Participant:

(a) the assignment to the Participant of any duties inconsistent in any substantial respect with the Participant’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the Change in Control which assignment results in a substantial diminution in such position, authority or responsibilities or any other substantial adverse change in such position (including titles), authority or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or applicable Subsidiary as set forth below;

(b)any failure by the Company or applicable Subsidiary to furnish the Participant with compensation and benefits at a level substantially equal to or exceeding those received by the Participant from the Company or applicable Subsidiary during the 90-day period preceding the Change in Control, other than (i) an insubstantial and inadvertent failure remedied by the Company or applicable Subsidiary as set forth below, (ii) a reduction in compensation which is applied to all non-union employees of the Company or applicable Subsidiary in the same dollar amount or percentage, or (iii) a reduction or modification of any employee benefit program covering substantially all of the employees of the Company or applicable Subsidiary, which reduction or modification generally applies to all employees covered under such program; or

(c)the Company or applicable Subsidiary requiring the Participant to be based or to perform services at any office or location that is in excess of 50 miles from the principal location of the Participant’s work during the 90-day period immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities.

Before a termination by the Participant under this Section 2.13 will constitute termination for Good Reason, the Participant must give the Company a notice of termination within 30 calendar days of the occurrence of the event that constitutes Good Reason. The notice must set forth in reasonable detail the specific reason for the termination and the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. Failure to provide such notice within such 30-day period shall be conclusive proof that the Participant does not have Good Reason to terminate employment.

For purposes of this Section 2.13, Good Reason shall exist only if the Company or applicable Subsidiary fails to remedy the event or events constituting Good Reason within 30 calendar days after receipt of the notice of termination from the Participant. If the Participant determines Good Reason for termination exists and timely files a notice of termination, such determination shall be presumed to be true and the Company will have the burden of proving that Good Reason does not exist.